Exhibit 10.6

THE SUSTAINABLE GREEN TEAM LTD.

EMPLOYMENT, CONFIDENTIALITY, NON-COMPETE AND

NON-SOLICITATION AGREEMENT

FOR

ANTHONY RAYNOR

THIS EMPLOYMENT, CONFIDENTIALITY, NON-COMPETE AND NONSOLICITATION AGREEMENT (this “Agreement”) is entered into effective as of the 1st day of February, 2020 (as required under Section 1.6(f) of that certain Business Combination Agreement effective as of January 31, 2020.) As a condition of my employment with The Sustainable Green Team, Ltd., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company.

1. Employment. The Company hereby agrees to employ me as an Employee and I hereby agree to work for the Company upon the terms and conditions set forth herein.

2. Term - I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR A PERIOD OF FIVE (5) YEARS AND UNLESS OTHERWISE EXTENDED, IS FOR AN UNSPECIFIED DURATION AND FOLLOWING THE TERM OR EXTENSION THEREOF, CONSTITUTES “AT-WILL” EMPLOYMENT. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE ONLY BE TERMINATED BY THE COMPANY FOR CAUSE AND UNDER CERTIN CIRCUMSTANCES, THAT I MAY TERMINATE MY EMPLOYMENT AT ANY TIME WITH OR WITHOUT NOTICE.

3. Scope of Duties; Representations and Warranties.

(a) I will have such duties as are assigned or delegated to me by The Sustainable Green Team, Ltd.’s Board of Directors, and during the term hereof, will serve as the President and Chief Executive Officer of The Sustainable Green Team, Ltd., a Delaware corporation, National Storm Recovery, LLC, a Delaware limited liability company, Mulch Manufacturing, Inc., an Ohio corporation together with any other subsidiaries that The Sustainable Green Team, Ltd. may acquire. I will devote all necessary and reasonable business time, attention, skills, and energy to the business of the Company and its subsidiaries and will use my best efforts to promote the success of the Company and its business, and will cooperate fully with their respective Boards of Directors in the advancement of the best interests of the Company and its subsidiaries and ultimately, its shareholders. Notwithstanding the forgoing, as my responsibilities increase along with the Company’s business, I understand that it may be necessary and desirable to appoint other individuals to manage different business segments and / or subsidiaries. However, in that event, if my compensation has been increased due to my increased responsibility, the appointment of other’s to replace me as the President or CEO in such subsidiaries will not result in a decrease in my base compensation.

(b) I represent and warrant that by my execution and delivery of this Agreement I do not, and the performance of my obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to me, (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which I am a party or by which I am or may be bound.

(c) I understand that from time to time the Company may engage and use professional employment organizations (“PEO’(s)”) to address its human resources, payroll, insurance and other employment related needs. Many PEO’s use the term “co-employment,” to describe the relationship between an employee on the one hand and the PEO and the PEO’s client on the other hand; in that event I may be deemed to be an employee of the Company and the PEO. In the event that the Company elects to use a PEO or change from one PEO to another, my employment with the Company will remain unchanged with respect to my obligations to the Company under this agreement; and, in the event of any inconsistency or contradictory provision contained in any PEO agreement to which the Company or I am a party, the terms of this Agreement shall control and supersede the terms of such other agreement ..

4. Compensation.

(a) The Company shall initially pay me base compensation of One Hundred Fifty Thousand Dollars ($150,000) per year. Each sum is referred to as “base compensation” which will be payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than bi-monthly, subject to adjustment as provided below. My base compensation will be reviewed by the Board of Directors of the Company not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors of the Company.

(b) All payments of salary and other compensation paid to me shall be made after deduction of any taxes and other amounts which are required to be withheld with respect thereto under applicable federal and state laws.

(c) As additional consideration under this Agreement, as an officer and director of the Company, to the extent that they are available, I will be eligible to receive stock options for the purchase of the common stock, stock grants, and/or such other securities of the Company as the board of directors has determined to be appropriate as compensation.

5. Fringe Benefits; Expenses.

(a) So long as I am employed by the Company, I will be eligible to participate in all employee benefit plans sponsored by the Company for its employees in accordance with the Company’s policies, including but not limited to vacation policy, sick leave and disability leave, life insurance, health insurance, dental insurance, and stock ownership and/or profit sharing plans; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company and/or the Compensation Committee, to the extent such committee is established. I understand that by being eligible to participate in benefits such as health insurance, dental insurance and life insurance, participation will be subject to employee contributions which may change from time to time.

(b) The Company shall reimburse me for all approved reasonable business expenses incurred by me in the scope of my employment; provided, however, that such expenses must be pre approved and I must file expense reports with respect to such expenses in accordance with the Company’s policies as are in effect from time to time.

(c) I am entitled to paid vacation in accordance with the vacation policies of the Company in effect from time to time. I will also be entitled to the paid holidays and other paid leave set forth in the Company’s policies.

(d) In addition to my compensation and eligibility to receive the benefits described above, there are certain specific benefits that I will receive incidental to my employment these are (i) Automobile Allowance or alternatively, a Company vehicle; (ii) Insurance; (iii) Company Credit Cards; (iv) Company Cell Phone; and (v) Computer and Data Plan.

(i) Automobile Allowance - So long as I am employed by the Company I may receive a monthly car allowance that will cover the cost/lease of the vehicle, maintenance, fuel and insurance. The vehicle to be furnished to me shall be agreed upon by Company and me from time to time. I acknowledge that I may recognize taxable income in connection with Company’s providing an auto allowance. In the event of my termination, I will promptly return the Company vehicle which I have been provided.

(ii) Company Provided Insurance - The Company will provide me and my family with insurance as part of my employment. So long as I am employed by the Company I will continue to be eligible to participate in these policies but they may be adjusted, changed or amended from time to time by the Board of Directors and/or the Compensation Committee.

(iii) Company Credit Card - The Company will provide me with an American Express and one additional credit card for use solely for the Company and all statements will be sent directly to the Company and the Chairman of the Board of Directors. In the event of my termination, I will promptly return the company credit cards which I have been provided to the Company and will cease using them immediately upon notification of my termination.

(iv) Cell Phone - The Company will furnish me with a mobile or cellular telephone for my use and shall pay all charges in connection therewith. The telephone to be furnished to me shall be agreed upon by Company and me from time to time. In the event of my termination, I will promptly return the company cell phone which I have been provided to the Company but I may “port” the cellular number to another phone which I purchase.

(v) Computer and Data Plan - The Company will furnish me with a computer for my use and shall pay all charges in connection therewith, to the extent necessary for the Company’s business. The computer to be furnished to me shall be agreed upon by Company and me from time to time. In the event of my termination, I will promptly return the computer which I have been provided to the Company.

6. Termination. I agree that my employment may be terminated by the Company with or without “Cause” at any time, subject to the terms of this Section 6 it being understood that during the Term and any renewal, I may only be terminated for Cause and if I am terminated without Cause, I will be entitled to the severance provisions of Section 6(c). Such termination shall be effective upon delivery of written notice to me of the Company’s election to terminate my employment under this Section 6. Similarly, if I resign my I will only be entitled to the severance provisions contained in Section 6 (c) if such resignation was for a “good reason” as defined in Section 6(b) hereof

(a) Definition of “Cause”. When used in connection with the termination of employment with the Company, “Cause” shall mean: (i) my willful failure to substantially perform my duties as a chief executive officer, other than due to health reasons, after receiving specific notice of the deficiency and failing to address it and (ii) my willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the commission by me of an act of fraud upon the Company or any of its affiliates or the misappropriation of any funds or property of the Company or any of its affiliates by me; (iv) my engagement in any direct, material conflict of interest with the Company, without compliance with the Company’s conflict of interest policy, if any, then in effect and without failing to address it; (v) my engagement, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or any of its affiliates or which would result in a material injury to the Company or any of its affiliates; or (iv) my failure to sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with an offering or listing of securities by the Company or failure to take other actions reasonably related thereto as requested by the Board of Directors of the Company. In order to establish Cause existed with respect to my termination, the Company must establish its existence by clear and convincing evidence.

(b) Termination/or Cause or Resignation.

(i) If the Company terminates my employment for Cause, the Company shall pay any salary or wages earned through the date of termination, but all rights to any other compensation or benefits arising hereunder shall be canceled and terminated in all respects concurrently with such termination of employment; provided that I may elect to continue to participate, at my own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable law at my own expense.

(ii) If I voluntarily resign from employment with the Company for any reason other than for “good reason,” the Company shall pay any salary or wages earned through the date of termination, but all rights to any other compensation or benefits arising hereunder shall be canceled and terminated in all respects concurrently with such termination of employment; provided that I may elect to continue to participate, at my own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable law at my own expense.

(iii) If I voluntarily resign from employment with the Company for “good reason,” I shall be entitled to all compensation payable under Section 6(c) hereof, as though I was terminated Without Cause by the Company. “Good Reason” shall mean: the reduction in my salary or other compensation without my written agreement; a material reduction in my duties, responsibility or authority without my written consent or there is a Change in Control of the Company that has taken place without my written agreement; failure by the Company to timely make compensation or expense reimbursement payments; and the Company’s breach of this Agreement.

(c) Termination Without Cause. In the event that my employment is terminated by the Company Without Cause, the Company shall, subject to the terms of subsections (d) and (e) of this Section 6 below, and only if and as long as I am not in breach of my obligations under this Agreement, pay to me the greater of: (i) a lump sum in an amount equal to the balance of payments yet due under this Agreement including the Company -paid benefits as described in Section 5 for me and my family through the end of the Term or (ii) a lump sum equal to three (3) years compensation at my then current salary or wages provide benefits in the kind and amounts provided up to the date of termination for such three (3) year period, including continuation of any Company-paid benefits as described in Section 5 for me and my family.

(d) Disability; Death. If at any time during the term of this Agreement, I am unable due to physical or mental disability to perform effectively my duties hereunder, the Company shall continue payment of compensation as provided in Section 4 during the six (6) months of such disability to the extent not covered by the Company’s disability insurance policies. Upon the expiration of such six (6) month period, the Company, at its sole option, may continue payment of my salary or wages for such additional periods as the Company elects, or may terminate this Agreement without further obligations hereunder. If I should die during the term of this Agreement, my employment and the Company’s obligations hereunder shall terminate as of the day that my death occurs and there will be no salary, wages and benefit continuation period.

(e) Securities Matters. I agree that I will sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by The Sustainable Green Team, Ltd. or take other actions reasonably related thereto as requested by the Board of Directors of the Company. Failure to take any such action shall be “Cause” for termination, or if termination has already occurred, shall cause me to forfeit any further rights to the salary or wage continuation or other payments that would otherwise be payable to me. In addition, I agree that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution of such documents and the taking of such actions, and I hereby appoint the then current president of the Company to sign any such documents on my behalf so long as such documents are prepared on the same basis as other management shareholders generally.

(f) If Severance is Deemed to be a Parachute Payment(s). If any of the payments provided for in this Agreement, together with any other payments or benefits that I have the right to receive from the Company and its subsidiaries or any member of an affiliated group of corporations (as defined in Code Section 1504, without regard to Code Section 1504(b)) of which either Company or any subsidiary is a member (together, the “Payments”) would constitute a parachute payment (as defined in Code Section 280G(b)(2)) that is subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), Company will cause to be determined, before any Payments are made, which of the following two (2) alternatives would maximize my after-tax proceeds: (i) payment in full of the entire amount of the Payments; or (ii) payment of only a part of the Payments, reduced to the minimum extent necessary so that I receive the largest Payments possible without the imposition of the Excise Tax (“Reduced Payments”). If it is determined that Reduced Payments will maximize my after-tax benefit, then (1) cash compensation subject to the six (6)-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, then cash payments that are not so subject shall be reduced, (2) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (3) I will have no rights to any additional payments and/or benefits constituting the Payments. Unless the Company and I otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and me (the “Accountants”), who shall be paid solely by the Company and whose determination shall be conclusive and binding upon the Company and me for all purposes. For purposes of making the calculations required by this Section 6(f), the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and I shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations.

(g) As stated in Section 2. above, the Term of this Agreement is for a period of Five(5) Years, it will automatically renew for an additional Five (5) Year term unless, notice is given to the contrary by one Party to the other at least Ninety (90) Days prior the end of the Initial Term. In the case of my notice, unless such notice states that such non-renewal means that I am resigning at the end of the Initial Term or the Successive Term, I shall continue on an “at-will” basis under the same compensation and benefit structure as existed at the end of such term. Similarly, in the case of the Company’s notice, unless such notice states that such non-renewal means that I my employment will terminate, I shall continue on an “at-will” basis under the same compensation and benefit structure as existed at the end of such term.

7. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and development, product plans, products, services, information regarding the skills and compensation of employees of the Company; the identity of the Company’s clients, potential clients, customers and potential customers (hereinafter referred to collectively as “Customers”), the particular preferences, likes, dislikes and needs of those Customers; Customer information regarding contact persons, pricing, sales calls, timing, sales terms, and service plans; methods, practices, strategies, forecasts, and other marketing techniques; the identities of key accounts and potential key accounts; the identities of the Company’s suppliers, independent contractors and consultants, and information regarding contact persons, pricing, sales calls, timing, sales terms, and service plans; methods, practices, strategies, forecasts, and other techniques of the forgoing; markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, :finances or other business information, strategy and cost data; disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no direct or indirect wrongful act of mine or others who were under confidentiality obligations as to the item or items involved. Further Confidential Information does not include information that is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

(b) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(c) Continuing Obligations. The obligations of this Section 7 shall survive the expiration or termination of this Agreement.

8. Covenant Not to Compete, Non-Solicitation.

(a) Non Competition and Non Solicitation: I agree that beginning with the effective date of this Agreement and continuing for a period of one (1) year after the termination of my employment, I will not alone, or in any capacity with another entity or individual, within any geographic location in which the Company, at the date of the termination of my employment, has engaged or has plans to engage in any business:

i.) directly or indirectly participate or support in any capacity (e.g. as an advisor, principal agent, partner, member, governor, officer, director, manager, shareholder, owner, employee or otherwise) the design, development, manufacture, sale, solicitation of sale, marketing, testing, research, or other business activities for the Company that treats, performs, addresses the same or substantially similar processes, procedures or markets as a Company Product as defined herein. “Company Product” means any actual or projected product, product line or service that has been designed; developed (or is under active development), manufactured, marketed or sold by the Company continuing through the termination of my employment. Such Company Products shall include but not be limited to the methods, designs or processes of providing tree maintenance, cutting, hauling, disposal, grinding, chipping, storing, processing, packaging tree waste and wood material, and mulch; as well as selling, marketing, advertizing, advertising any part of the forgoing together with the zone of foreseeable expansion.

ii.) call upon, solicit, contact or serve any of the then-existing customers, vendors or suppliers that have had a relationship with Company during the preceding eighteen (18) months, or any potential customers, vendors or suppliers that were solicited by Company during the preceding eighteen (18) months in connection with a product or service that competes with a Company Product;

iii.) disrupt, damage or impair (or attempt to do the same) with the business of the Company whether by way of interfering with or disrupting the Company’s relationship with its employees, customers, agents, representatives or vendors, or

iv.) employ or attempt to employ (by assisting anyone else in the solicitation of) any of the Company’s current employees on behalf of any other entity or person, whether or not such entity or person competes with the Company or any Company Product.

(b) I agree that the limitations set forth herein on my rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, I specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on my activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In this regard I specifically acknowledge that, given the narrow scope of the Company’s operations, long lead times in the production and sales cycle, and the national and even global nature of the Company Products, it is difficult to limit the forgoing, therefore the limitations set forth herein should be construed as widely as possible. I agree that, in the event that the provisions of this Agreement should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

(c) I agree that the remedy at law for any breach by me of this Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief without the necessity of posting any bond or other security, due to irreparable harm that such breach would cause.

9. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its affiliates, successors or assigns

10. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

11. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

12. Indemnification.

(a) Certain Definitions. In the prov1s10n of indemnification benefits to Employee both the Company and the Company, on behalf of each of its subsidiaries, agree that they shall be jointly and severally responsible to Employee for the performance under this Section 12. As used in this Section 12, the following defined terms have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by the Company, its shareholders or any other person, or any inquiry or investigation that the Employee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all attorneys’ fees and all other fees, costs, expenses and obligations paid or incurred in connection with investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event (as defined below), including the costs and expenses of the Employee seeking enforcement of the provisions of this Section 12.

“Indemnifiable Event” means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with the provision of, (1) the services provided under this Agreement, (2) the Employee’s rendering of advice to the Company or any shareholder or investor, (3) the Employee’s association with the Company, any Company subsidiary. or any party with whom the Company or a Company subsidiary has entered into or proposed to enter into any transaction or (4) any related matters.

“Loss” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses).

(b) Indemnification.

(i) In the event the Employee, in connection with his provision of the services under this Agreement or his association with the Company, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event or the Employee’s provision of the services, or the Company, to the fullest extent permitted by applicable law, shall indemnify and hold harmless the Employee from and against any and all Losses suffered, incurred or sustained by the Employee or to which the Employee becomes subject, resulting from, arising out of or relating to such Claim (it being understood that except as provided in Section 12(b)(iii) below with respect to Expenses, reimbursements of any such Losses shall be made as soon as practicable but in any event no later than 7 days after written request (a “Claim Notice”) is made to the Company accompanied by supporting documentation). The Employee shall give the Company written notice of any Claim (accompanied by such reasonable supporting documentation as may be in the Employee’s possession) as soon as practicable after the Employee becomes aware thereof; provided, that the failure of the Employee to give such notice shall not relieve the Company of its indemnification obligations under this Agreement, except to the extent that such failure materially prejudices the rights of the Company.

(ii) In the event of any claim against the Employee, the indemnification procedures shall be conducted in accordance with the following:

1. Notification. The Employee shall promptly notify the Company upon commencement of a proceeding for which the Employee intends to seek indemnification against damages, and/or advancement of expenses. Failure to notify the Company will not relieve the Company from its obligations, if any, to indemnify, and advance expenses of, the Employee with regard to any liabilities incurred and expenses paid prior to such notification unless, and then only to the extent that the Company has been damaged by such delay in notification.

2. Assumption of Defense. The Company, alone or jointly with any other indemnifying party, assume the defense of a proceeding for the Company received notice or otherwise, and shall promptly notify the Employee as to whether the Company will assume such defense. If the Company assumes such defense the Company will not be liable to the Employee for any expenses subsequently incurred by the Employee in connection with the defense of such proceeding unless the Employee shall have reasonably concluded that there is a conflict of interest between the Company, on the one hand and the Employee, on the other (or between the Employee and one or more other indemnitees whose defense has been assumed by the Company), in the conduct of the defense of the proceeding, and such conclusion is supported by an opinion of counsel experienced in the defense of litigation against corporate directors and officers, which counsel and opinion shall be satisfactory to the Company and its legal counsel.

3. Approval of Employee’s Counsel. In the event the Company doesn’t assume the defense of the proceeding, the Employee may engage legal counsel to conduct such defense. In such event the Company shall have the right to approve the Employee’s choice of counsel and the terms of engagement of such counsel, which approval shall not be unreasonably withheld. With respect to its approval, the Company may consider:

(A) Whether the Employee is cooperating in the selection of counsel with the Company and other indemnitees so that all indemnitees are represented by one law firm except to the extent Paragraph 2 regarding conflicts of interest is applicable and satisfied;

(B) The experience of such counsel in similar matters;

(C) The financial arrangements with such counsel; and

(D) To the extent the Company has obtained insurance applicable to such proceeding, whether such insurance company has consented to the Employee’s choice of counsel and the terms of engagement of such counsel.

4. Settlements. The Company shall not be liable to indemnify Employee for any amounts paid in settlement of any proceeding effected without the Company’s prior written consent. The Company shall not settle any action or claim in any manner which would impose any non-indemnified penalty, limitation, expense or liability on the Employee without the Employee’s prior written consent. The Company nor the Employee will unreasonably withhold their consent to any proposed settlement.

5. Right to Counsel. With respect to any proceeding as to which the Company has not assumed the defense, the Company may engage their own counsel, at their expense, to assist in the defense of such proceeding. With respect to any proceeding as to which the Company has assumed the defense, the Employee may engage his own counsel at his own expense, to assist in the defense of the proceeding.

(iii) The Employee’s right to indemnification in this Section 12 shall include the right of the Employee to be advanced by the Company any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by the Employee; provided, however, that all amounts advanced in respect of such Expenses shall be repaid to the Company by the Employee if it shall ultimately be determined in a final judgment by clear and convincing evidence that the Employee is not entitled to be indemnified for such Expenses.

(c) Partial Indemnity, Etc. If the Employee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Loss, but not for all of the total amount thereof, the Company shall nevertheless indemnify the Employee for the portion thereof to which the Employee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Employee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Employee shall be indemnified against all Expenses incurred in connection therewith.

(d) No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Employee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(e) Non-exclusivity, Etc. The rights of the Employee hereunder shall be in addition to any other rights the Employee may have under any by-law, insurance policy, law of the State of Florida, the common law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) would permit greater indemnification by agreement than would be afforded currently under this Agreement, it is the intent of the parties hereto that the Employee shall enjoy by this Agreement the greater benefits so afforded by such change.

(f) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Employee and the Employee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(g) No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with the Claim made against the Employee to the extent the Employee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder, provided, that if the Employee for any reason is required to disgorge any payment actually received by him, the Company shall be obligated to pay such amount to the Employee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 12(g)).

14. General Provisions.

(a) Governing Law; and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the State or Federal Courts located in Florida. Each of the parties hereto waives to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non-conveniens or to object to venue to the extend any proceeding is brought in accordance with this section relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding among, the Company, its subsidiaries and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of, the Company, its successors, and its assigns.

(e) Waiver and Amendments; Cumulative Rights and Remedies.

i.) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

ii.) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

iii.) The Employee’s obligations to Company and the Company’s rights and remedies hereunder are in addition to all other obligations of the Employee and rights and remedies of the Company created pursuant to any other agreement.

(f) Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

EMPLOYEE

Print Name Anthony Raynor

/s/ Anthony Raynor

THE SUSTAINABLE GREEN TEAM, LTD.

/s/ Anthony Raynor
Anthony Raynor, CEO

Exhibit A

To Employment Agreement by and between Anthony Raynor and

The Sustainable Green Team, Ltd.

And

Its Subsidiaries

INDEMNIFICATION PROCEDURES

1. Notification. An Indemnitee shall promptly notify an Indemnitor upon commencement of a Proceeding for which the Indemnitee intends to seek indemnification against Damages, and/or advancement of expenses from the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor from Indemnitor’s obligations, if any, to indemnify, and advance expenses of, the Indemnitee with regard to any liabilities incurred and expenses paid prior to such notification unless, and then only to the extent that, the Indemnitor has been damaged by such delay in notification.

2. Assumption of Defense. The Indemnitor may, alone or jointly with any other indemnifying party, assume the defense of a Proceeding for which the Indemnitor received notice or otherwise, and shall promptly notify the Indemnitee as to whether the Indemnitor will assume such defense. If the Indemnitor assumes such defense, the Indemnitor will not be liable to the Indemnitee for any expenses subsequently incurred by the Indemnitee in connection with the defense of such Proceeding unless the Indemnitee shall have reasonably concluded that there is a conflict of interest between the Indemnitor and the Indemnitee (or between the Indemnitee and one or more other Indemnitees whose defense has been assumed by the Indemnitor), in the conduct of the defense of the Proceeding, and such conclusion is supported by an opinion of counsel experienced in the defense of litigation against corporate directors and officers, which counsel and opinion shall be satisfactory to the Indemnitor and its legal counsel.

3. Approval of Indemnitee’s Counsel. In the event the Indemnitor doesn’t assume the defense of the Proceeding, the Indemnitee may engage legal counsel to conduct such defense. In such event the Indemnitor shall have the right to approve the Indemnitee’s choice of counsel and the terms of engagement of such counsel, which approval shall not be unreasonably withheld. With respect to its approval, the Indemnitor may consider:

(a) Whether the Indemnitee is cooperating in the selection of counsel with the Indemnitor and other Indemnitees so that all Indemnitees are represented by one law firm except to the extent Paragraph 2 regarding conflicts of interest is applicable and satisfied;

(b) The experience of such counsel in similar matters;

(c) The financial arrangements with such counsel; and

(d) To the extent the Indemnitor has obtained insurance applicable to such Proceeding, whether such insurance company has consented to the Indemnitee’ s choice of counsel and the terms of engagement of such counsel.

4. Settlements. The Indemnitor shall not be liable to indemnify any Indemnitee for any amounts paid in settlement of any Proceeding effected without the Indemnitor’s prior written consent. The Indemnitor shall not settle any action or claim in any manner which would impose any non-indemnified penalty, limitation, expense or liability on an Indemnitee without the Indemnitee’s prior written consent. Neither the Indemnitor nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

5. Right to Counsel. With respect to any Proceeding as to which the Indemnitor has not assumed the defense, the Indemnitor may engage its own counsel, at its expense, to assist in the defense of such Proceeding. With respect to any Proceeding as to which the Indemnitor has assumed the defense, the Indemnitee may engage his, her, or its own counsel, at his, her, or its own expense, to assist in the defense of the Proceeding.

6. Effect on Statutory Requirements; Definitions.

(a) The limitations set forth in these Indemnification Procedures shall be in addition to the statutory standards for indemnification and advancement of expenses set forth in the Delaware Act.

(b) “Indemnitee” means any person who is or may be eligible for indemnification or advancement of expenses by the Indemnitor pursuant to Section 12 of that certain Employment Agreement by and between Henry Mauriss and Clear Vision SPV Merger Corp., a Nevada corporation dated March 1, 2014 (the “Agreement”) and includes, if applicable, such Indemnitee’s estate, spouse, legal representative, successor or assigns of the Agreement.

(c) “Proceeding” means any action, claim, suit, inquiry, investigation, court or administrative or arbitration proceeding brought by a party other than an Indemnitee against an indemnitor, or appeal taken from any of the foregoing, by or before any court, governmental authority, arbitrator or arbitration panel, whether pending or threatened.

(d) “Damages” means any ‘ costs, expenses, fines, judgments, settlements, penalties or other monetary amounts incurred in connection with a Proceeding.

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